                                                                    Exhibit 10.5


February 2, 2001


Kevin M. Quilty
47 Bailey Drive
Washington Crossing, PA  18977

Dear Kevin:

It is a pleasure to extend to you an offer of employment to join Endocare, Inc. as Senior Vice President, Sales and Marketing, reporting to Paul Mikus, CEO, effective on approximately February 16, 2001.

The primary duties and areas of responsibility with which you will become involved have been discussed during the interview process. Your semi-monthly salary will be $7,291.67 gross earnings, with pay periods on the 15th and the end of each month. This equates to an annual salary of $175,000.00 per year. In addition, you will be eligible to participate in Endocare's 2001 Bonus Plan and earn up to 40% of your base salary. The details of the bonus plan are outlined in the 2001 Bonus Plan document. Upon acceptance of this offer, the Company will pay you a bonus of $25,000 immediately after your hire date. This bonus will be contingent upon you being actively employed by Endocare for one year. If, for any reason, you should leave the Company prior to the one-year anniversary of your date of hire, you agree to reimburse Endocare for the applicable prorated portion of this bonus.

You will also be granted 175,000 Endocare Incentive Stock Options, upon approval of the Stock Option Committee of the Board of Directors, in accordance with the 1995 Stock Plan. The option price will be the fair market value on the date of grant and the terms are outlined in the Stock Option Agreement. An additional 25,000 options will be granted at the fair market value on your hire date and will be fully vested incrementally upon your achievement of mutually agreed upon performance objectives.

You and your eligible dependents, if applicable, will be covered under Endocare's current group health and dental insurance plan as provided by The Principal Mutual Insurance Company. Coverage will be effective the first of the month following 30 days of continuous employment and is provided at no cost to you. Dependent coverage is charged at $30.00 per month per dependent. Endocare offers a Premium Only Plan that allows you to pay your dependent premiums through a tax-free payroll deduction.

Prior to beginning employment, we require that you enter into agreements regarding Endocare's proprietary information and arbitration policies, and while we hope our relationship will be long and mutually beneficial, it should be recognized that neither you, nor we, have entered into any contract of employment, expressed or implied. Our relationship is and will always be one of voluntary employment 'at will.' You will also be required to provide proof of your eligibility to work in the United States on your first day of employment.

We hope that you will consider our offer favorable and on behalf of Endocare, I'd like to welcome you to the Company. You will notice that there are two copies of this letter. To indicate your acceptance, please sign and return one of the copies to me. Should you have any questions or concerns regarding the offer, please feel free to contact me.


Sincerely,                              Accepted by:


/s/  Holly A. H. Williams               /s/ Kevin M. Quilty
-------------------------------         ----------------------------------------
                                        Kevin M. Quilty
Holly A. H. Williams
Vice President, Human Resources         Feb. 20, 2001
and General Counsel                     ----------------------------------------
                                        Start Date